Exhibit 14.2

INSIDER TRADING POLICY

(dated January 10, 2021)

I. INTRODUCTION

Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with such material nonpublic information from disclosing this information to others who trade.

Revelation Biosciences, Inc. (the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by directors, officers, employees and consultants who have Material Nonpublic Information (as defined below).

You are responsible for ensuring that you do not violate federal or state securities laws or this Policy. We designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.

If you violate the insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may have to serve a jail sentence of up to 20 years. In addition, the Company may face civil penalties up to the greater of $1 million, or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million.

Both the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market (“Nasdaq”) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.

This Policy will be reviewed, evaluated and revised by the Company from time to time in light of regulatory changes, developments in the Company’s business and other factors.

II. POLICIES AND PROCEDURES

A. Trading Policy

1. You may not buy or sell a company’s securities when you have Material Nonpublic Information about that company. This Policy against “insider trading” applies to trading in Company securities, as well as to trading in the securities of other companies, such as the Company’s customers and suppliers or a firm with which the Company is negotiating a major transaction.

2. You may not convey Material Nonpublic Information about the Company or another company to others. You also may not suggest that anyone purchase or sell any company’s securities while you are aware of Material Nonpublic Information about that company. These practices, known as “tipping,” also violate the U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed Material Nonpublic Information. This Policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies. This Policy does not restrict legitimate business communications on a “need to know” basis.

3. It is against Company policy for you to engage in short-term or speculative transactions in Company securities. As such, you may not engage in: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities you do not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities (unless in connection with approved hedging transactions); and (d) unless approved by legal counsel, hedging transactions. Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent, if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, you should exercise caution when including Company securities in a margin account or pledging Company securities as collateral for a loan.

The foregoing restrictions apply to all directors, officers, employees and consultants. These restrictions also apply to anyone that lives in your household (other than household employees). The SEC and federal prosecutors may presume that trading by family members is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

For purposes of this Policy, references to “trading” and “transactions” includes, among other things:

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purchases and sales of Company securities in public markets;
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sales of Company securities obtained through the exercise of employee stock options granted by the Company;

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making gifts of Company securities; and
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using Company securities to secure a loan.

Directors, officers, employees and consultants should consult the CFO if they have any questions.

B. What is “Material Nonpublic Information”?

1. Material Information

Material information generally means information that a reasonable investor would consider important in making an investment decision to buy, hold, or sell securities. Either positive or negative information may be material. Depending on the circumstances, common examples of information that may be material include:

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significant new product developments, innovations or discoveries;
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pending U.S. Food and Drug Administration, European Medicines Agency or other regulatory action;
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clinical data or significant interactions, approval or rulings by a regulatory agency relating to the Company or a Company product;
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status of pre-clinical or clinical studies;
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earnings, revenue, or similar financial information;
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unexpected financial results;
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unpublished financial reports or projections;
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extraordinary borrowing or liquidity problems;
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changes in control or sale of all or part of the Company’s business;
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changes in directors, senior management or auditors;
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information about current, proposed, or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;
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changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities;
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negotiations regarding an important license, distribution agreement, joint venture or collaboration agreement;

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material defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating;
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information about major contracts;
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product recalls;
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impending financial problems;
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the interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster, or breakdown of labor negotiations;
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major environmental incidents;
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institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings; and
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information about Company affiliates.

Federal and Nasdaq investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. If you have questions regarding specific transactions, please contact the CFO.

2. Nonpublic Information

Nonpublic information is information that is not generally known or available to the public. We consider information to be available to the public only when:

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it has been released to the public by the Company through appropriate channels (e.g., by means of a press release, a filed Form 8-K or a widely disseminated statement from a senior officer); and
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enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until two full trading days have lapsed following public disclosure.

C. Unauthorized Disclosure

All directors, officers, employees and consultants must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially nonpublic information until it is publicly disclosed. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as family members, other relatives, or business or social acquaintances.

Also, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the

Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s policies and/or guidelines. If you receive inquiries of this nature, refer them to the CFO. At any time when the Company does not have an active CFO, the duties and responsibilities assigned to the CFO under this policy shall be performed by the principal financial officer.

D. When and How to Trade Company Stock

1. Overview

Directors, officers and certain other employees and consultants who are so designated from time to time (such officers and designated employees and consultants, “Restricted Employees”) are for purposes of this Policy required to comply with the restrictions covered below. Even if you are not a director or a Restricted Employee, however, following the procedures listed below may assist you in complying with this Policy.

2. Blackout Periods

From time to time due to certain developments relating to Material Nonpublic Information, the Company may implement special blackout periods during which the Company may notify particular individuals that they should not engage in any transactions involving the purchase or sale of Company securities or the securities of another company. If you are subject to a special blackout period, you should not trade in the applicable company’s securities during such time and you should not disclose to others the fact that you are prohibited from trading.

However, it is not the Company’s policy to impose special blackout periods every time that Material Nonpublic Information exists, or every time that a Company employee may be in the possession of Material Nonpublic Information. Thus, the absence of a special blackout should not be interpreted as permission to trade. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them while a special blackout period is not in place.

Even if a special blackout period is in place, you may exercise Company stock options if no shares are to be sold – you may not, however, effect sales of stock issued upon the exercise of stock options (including same-day sales and cashless exercises). Generally, all pending purchase and sale orders regarding Company securities that could be executed while a special blackout period is not in place must be cancelled before a special blackout period is implemented so as to avoid any purchases and sales during such period.

In light of these restrictions, if you expect a need to sell Company stock at a specific time in the future, you may wish to consider entering into a prearranged Rule 10b5‑1(c) trading plan, as discussed below.

3. Pre-clearance

The Company requires its directors and Restricted Employees to contact the CFO in advance of effecting any purchase, sale or other trading of Company securities and to obtain prior approval of the transaction. Transactions involving the CFO must be approved the CEO or the chairman of the Audit Committee The pre-clearance policy applies to directors and Restricted Employees even if they are initiating a transaction while a special blackout period is not in place. The pre-clearance policy also applies to anyone that lives in the household (other than household employees) of a director or Restricted Employee.

If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the second full trading day after the approval is obtained, but regardless may not be executed if you acquire Material Nonpublic Information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.

If a proposed transaction is not approved under the pre-clearance policy, you may not transact in Company stock, and you should not inform anyone within or outside of the Company of the restriction. Any transaction under a Rule 10b5-1 trading plan (discussed below) will not require pre-clearance at the time of the transaction.

E. Rule 10b5-1 Trading Plans

Rule 10b5-1 provides a defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions. It is possible to pre-arrange trades in Company securities by entering into a written trading plan. Trading plans can be established for a single trade or a series of trades. A plan must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, a trading plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan. Because the SEC rules on trading plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a trading plan.

All Rule 10b5-1 trading plans must be reviewed and approved in advance by the Board.

F. Noncompliance

Anyone who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.

Questions about these guidelines should be directed to the CFO at czygmont@revbiosciences.com.